MSA_ ___________ – OCT Group LLC dd. ____, 2010

Master Service Agreement

This Agreement, entered into on the __th of _____ 2010 by and between Adherex, Inc., duly established and validly existing under the laws of Deleware, having its seat at 501 Eastowne Drive, Suite 140, Chapel Hill, NC legally represented by Robert Andrade, acting on the basis of Operating Agreement (hereinafter referred to as "Adherex”), and OCT Group, LLC, whose principal office is at 845 Third Avenue, 6th Floor, New York, NY, 10022, USA (hereinafter referred to as ‘’OCT’’) represented by President Dmitry Sharov, acting on the basis of Operating Agreement and Resolution to appoint President.

1.0	Definitions

1.1	‘Agreement’ means this Master Service Agreement (MSA) and any of the Project-Specific Addenda (PSA) and Work Orders executed by both parties in writing and attached thereto.

1.2
Clinical Study/Trial: Any investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an Investigational Product(s), and/or to identify any adverse reactions to an Investigational Product(s), and/or to study absorption, distribution, metabolism, and excretion of an Investigational Product(s) with the object of ascertaining its safety and/or efficacy. The terms “Clinical Trial” and “Clinical Study” are synonymous.

1.3
‘Confidential Information’ means any and all information which is now or at any time hereafter in the possession of one party and which is disclosed (whether orally or in any material form) to the other party or of which the other party becomes aware and which relates to the general business or financial affairs or Intellectual Property Rights of the disclosing party, including without limitation, information relating to the Services, the Materials, the Protocol, data, databases, know-how, formulae, processes, designs, photographs, drawings, specifications, prices, results, software programs and samples and any other material bearing or incorporating any information relating to the disclosing party’s business, business affairs, products, employees, consultants, contractors and marketing information.

1.4
Regulations for Good Clinical Practice: Order # 266 of the Ministry of Healthcare of the Russian Federation “On the enactment of the Clinical Practice rules in the Russian Federation” as of 19 June 2003, Federal Law as of 12 April 2010 # 61-FZ “On Medical Drugs”, National Standard GOST R 52379-2005 of the Russian Federation (approved by the Order of the Federal Agency of Technical Harmonization and Metrology), identical to the ICH GCP – Guidelines for Good Clinical Practice of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (Note for guidance on Good Clinical Practice (CPMP/ICH/135/95)).

1.5
‘Intellectual Property Rights’ means any and all industrial property rights, including patents, know-how, trade marks (whether registered or unregistered), design rights (whether registered or unregistered), utility models, applications for and rights to apply for any of the same, rights to prevent passing off, copyright, database rights, topography rights and any other rights in any invention, discovery or process in any jurisdiction in the world.

1.6	Materials means compound(s) or medical devices and documents as referred to in the Protocol and provided to OCT to enable it to perform the Services under this MSA.

1.7	‘Protocol’ means the clinical trial protocol and other protocols if required, describing the objective(s), design, methodology, statistical considerations and organization of the Clinical Trials.

OCT:_________
Page 1 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

1.8
Monitoring: The act of overseeing the progress of the Clinical Study, and of ensuring that it is conducted, recorded, and reported in accordance with the Protocol, Standard Operating Procedures, Regulations for Good Clinical Practice, and the Applicable Regulatory Requirements.

1.9	Services means services on organization and carrying out of the Clinical Trial, as further specified in the Work Orders attached to this MSA.

1.10	‘Product’ – the Investigational product

1.11	Sponsor – a legal entity which takes responsibility for the initiation and/or management and financing of the Clinical Study; the developer and/or owner of the Product; the company Adherex.

2.0	Scope of Agreement

2.1
ОСТ agrees to perform at the request of Adherex tasks with regard to the organization and monitoring of the Clinical trial, gathering and processing data, regulatory and the logistical activities connected with implementation of the services to the extent described in detail in the PSAs and Work Orders hereto, being the exhibits to the Agreement and forming its integral part. The Clinical trial will be carried in the territory of the Russian Federation.

2.1
This MSA forms the basis for a working relationship between Adherex and OCT. This Agreement will be supplemented, in the form of PSAs and Work Orders, as the need arises. The PSA or the Work Order will contain the detailed requirements for the Services that are contracted to OCT.

3.0	OCT Obligations and Rights

3.1	ОСТ undertakes to perform the Services under the Protocol, the terms of this MSA, in accordance with GCP and pursuant to the applicable local regulations.

3.2
OCT has the necessary contracted consultants with the capability, skills and expertise to carry out the services set forth in the PSA in accordance with the Protocol, GCP and all other relevant laws, regulations and guidelines.

3.3	OCT agrees to provide to Adherex regular reports on the services performed and the status of the ongoing trial.

3.4	OCT agrees to offer assistance of any kind in professional, organizational and administrative issues as well as in any other aspects relating to conduct of the Clinical Trial.

3.5
OCT agrees to provide the delivery of the investigational product to the Investigation Sites. Amount of the Product and order of the shipment of the Product to the Investigation Sites will be agreed upon by the Parties additionally, after OCT submits and Adherex approves the elaborated Protocol.

3.6
Project Team. Stanislav Linkevich will serve as Project Manager for the duration of the trial unless Mr. Linkevich employment is terminated with OCT or Adherex is not satisfied with Mr. Linkevich's performance. Irina Petrova will serve as Project Supervisor for the duration of the trial unless Ms. Petrova's employment is terminated with OCT or Adherex is not satisfied with Ms. Petrova's performance. Any change in key project team members, (e.g. Project Manager/Supervisor or CRAs) will be approved by Adherex.

OCT:_________
Page 2 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

3.7	OCT undertakes to return to Adherex all Materials provided earlier by Adherex after the end of the Clinical Trial. Adherex shall cover the expenses connected with the return of the Materials.

3.8
OCT shall have the right to require from Adherex any additional information necessary to perform the Services under this MSA. In case the required information is not provided or provided not in full, OCT shall have the right to postpone the Services under this MSA.

4.0	Adherex Obligations and Rights
4.1	Adherex shall provide all the required documents on the basis of which OCT shall conduct the Clinical Trial.

4.2	Adherex shall ensure the on-time supply of the product and other relevant medicines and Materials to be used in the Clinical Trial as per the study protocol.

4.3
Adherex shall ensure the timely response to any enquiry of OCT for any additional documents necessary for the performance of the services under this Agreement. The service performance in the part connected with the requested Materials may be put on hold for the time period from the date of inquiry till the date of Materials receipt.

4.4
Adherex is responsible for the on time wire transfer to the account of OCT amount of the payments for the Services. Adherex shall be responsible for the on-time wire transfers of the investigators’ and sites’ fee and other pass-through-costs payments.

4.5	Adherex may request from the Service Provider any information related to the Services under this MSA.

5.0	Compensation

5.1
The Total cost of the MSA is stated in the PSA which should be considered the integral part of the Agreement. Changes in scope may be incorporated into this Agreement upon the written consent of both parties provided that both parties agree on any additional costs associated with the performance of the changed Services. Agreement regarding changes in scope should be agreed upon in writing before the work is performed.

5.2
Due to the specific nature of the following Services: Drug import, Ongoing Regulatory submissions, Protocol Amendments, SAE and SUSAR submission and inability to know the possible number of units may occur, the Parties agree that the cost of one unit shall be stated in the PSA. Shall there be more than one unit of the services performed, any and all such services shall be invoiced at the factual occurrence of units, provided that such services are preliminary approved by Adherex. These shall not be considered as the increase of the total cost of the MSA. Corresponding pass-through expenses for the abovementioned activities also will be invoiced to Adherex on actual basis.

5.3	All additionally required services will respectively cause increase in the total cost of the services.

5.4	In the event of conflict between the terms of this Agreement and the Work Order the terms of this MSA shall prevail.

5.5	The Services rendered by OCT under this MSA will be paid for by Adherex on the basis of the invoices issued by OCT in the course of the Service performance under this Agreement.

5.6
Adherex will reimburse OCT for reasonable expenses (PTCs) with appropriate supporting documentation incurred by OCT in the performance of Services at the rates specified in the PSA. Travel costs incurred as a result of monitoring the trial should adhere to OCT’s travel guideline / policy.

OCT:_________
Page 3 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

5.7
The Parties hereby agree that the PTCs estimation in the PSA Budget enclosed does not include the expenses that can’t be foreseen before the start of the work. Any and all such expenses shall be subject to the approval of Adherex and will be invoiced in accordance with additional agreements between parties.

5.8
All fees/costs in the PSA Budget enclosed are net charges and all applicable taxes like Custom duty on import of drugs, VAT, service tax, taxes from PTCs, goods and services tax, if any, would be charged extra.

6.0	Invoicing and payment procedure

6.1	The Parties hereby agree on the following invoicing procedure during the course of the Service Rendering under this MSA:

6.1.1	The invoices for the Services (excluding Warehouse) rendered within the framework of the Clinical Trial will be invoiced at the fulfillment of the milestones as set forth below:

a)	Within 30 calendar days from the effective date of this MSA, Adherex agrees to make an advance payment to OCT in the amount of 10% of the Total Service cost.

b)	5% of the cost of the Services - upon all sites evaluated and approved by Adherex.

c)	10% of the cost of the Services – after obtaining of regulatory approval

d)	10% of the cost of the Services – 25% patients enrolled

e)	5% of the cost of the Services - 50% patients enrolled

f)	5% of the cost of the Services – 75% patients enrolled

g)	15% of the cost of the Services – 100% patients enrolled

h)	5% of the cost of the Services – 25% of patients completed treatment, case report forms monitored and queries resolved.

i)	5% of the cost of the Services – 50% of patients completed treatment, case report forms monitored and queries resolved.

j)	10% of the cost of the Services – 75% of patients completed treatment, case report forms monitored and queries resolved.

k)	10% of the cost of the Services – 100% of patients completed treatment, case report forms monitored and queries resolved.

l)	5% of the cost of the ServicesDatabase Lock

In case Database is not locked within two (2) months of milestone k) above (“100% of patients completed treatment, case report forms monitored and queries resolved”) not due to the fault of OCT, OCT shall have the right to invoice the total amount for this “Database lock” milestone in 2 (two) months after “100% of patients completed treatment, case report forms monitored and queries resolved” is completed.

m)	5% All Sites Closed

OCT:_________
Page 4 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

6.2	The service invoice will itemize the total number of hours and/or days applied to the clinical trial during the period of the milestone fulfillment.

6.3	The invoices for the PTCs incurred within the framework of Service Performance will be invoiced on monthly basis as follows:

At the beginning of the month, but not later than within 15 (fifteen) days of the beginning of the month, OCT will submit an invoice for services and PTCs incurred within the framework of service performance within the previous month.

Warehouse expenses shall be considered PTCs and shall be invoiced accordingly.

6.4
Payment of each invoice is due upon receipt by Adherex and is past due thirty (30) calendar days from receipt of invoice. If Adherex has any valid reason for disputing any part of the invoice supplied by OCT they will notify OCT within fourteen (14) calendar days of receipt by Adherex, and if no such notification is given the invoice will be deemed valid. The portion of OCT’s invoice, which is not in dispute, will be paid in accordance with the procedures set forth herein.

6.5
OCT will provide confirmation documents for all project expenses incurred and invoiced to Adherex except amounts specified in PSA as fixed. Fixed amounts and translation cost will be invoiced without supporting documentation.

6.6	Adherex agrees to make the advanced payments for the following PTCs, shall the need arise:

6.6.1
Purchase of concomitant medication. In case advanced payment for purchase of the concomitant medication is required by the vendor (the drug supplier, Adherex agrees to pay expenses for purchase of the concomitant medication within 14 (fourteen) working days from receipt of invoice from OCT, provided that OCT will provide Adherex with request of forthcoming payment and tentative payment date not later than 15 (fifteen) working days prior to day of expected payment.

6.6.2
Customs payments. Adherex agrees to make the advanced payments for the customs and brokers’ fees. The invoices for such payments shall be paid within 14 (fourteen) working days of the receipt date by Adherex.

6.6.3
Investigators’ fees and Study Sites’ fees. Adherex agrees to make the advanced payments for investigators’ fees and study sites’ fees provided that OCT shall submit an invoice with a detailed report on the services performed by the investigators and the study sites. Such invoice shall be paid within 14 (fourteen) days within the receipt by Adherex.

6.7	For any delays with the payments Adherex shall be charged a late fee of 1% of the total amount overdue for each month of the delay.

6.8	OCT has the right to suspend work if payments remain outstanding on undisputed invoices.

6.9	The currency of the Agreement is USD. All the payments are to be made in USD.

7.0	Period of the Agreement

7.1	This Agreement shall take effect on ______, 2010 and shall terminate on June 31, 2013 unless either terminated earlier or extended by the parties pursuant to the terms of clause 8.0. of this MSA.

OCT:_________
Page 5 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

7.2
The period of the Clinical Trial shall be specified in the Protocol. In case the duration of the Clinical Trial is prolonged above the termination date of this MSA stated in article 7.1., the MSA shall be considered prolonged accordingly.

7.3
Adherex acknowledges that the deadlines of the Clinical Trial and this MSA might be postponed not due to the fault of OCT. Adherex agrees to postpone all the deadlines for a time period equal to the duration of the delays that may incur.

8.0	Termination

8.1
For a period of fourteen (14) days prior to the exercise of the termination rights in clauses 8.2 or 8.3 below, the parties agree that there will be full discussion at senior management level between Adherex and OCT to discuss the relevant issues and to explore alternatives to termination.

8.2	This MSA or a PSA and/or Work Order may be terminated by either party by giving thirty (30) days written notice to the other party.

8.3
In the event of termination by Adherex for reasons other than default by OCT, Adherex shall pay all sums owing to OCT, but unpaid, for work performed to date of receipt of termination notice, and all agreed and documentally supported costs associated with the termination itself or with the payments that OCT is committed to make for the invoices from its subcontractors and partners that have not been billed at the moment of Termination of the Agreement and are connected with the service performance under this Agreement, including but not limited to the expenses for the booked hotels and tickets, courier services, customs and logistical expenses, all necessary payments to the medical representatives, Investigators and the Institutions.

8.4
Either party shall be entitled forthwith to terminate this Agreement or any PSA/Work Order by written notice to the other if that other is adjudged insolvent or goes into liquidation (other than for bona fide reconstruction) or has a receiver appointed over any of its property or assets.

8.5	If this Agreement is terminated, all WORK ORDERs in existence at the date of termination shall also terminate unless the parties agree otherwise.

8.6
In the event of termination of this Agreement for any reason OCT shall promptly return to Adherex all Information (including unused study drug) provided to OCT or generated by OCT in connection with the provision of the Services. On termination of this Agreement for any reason, OCT shall only retain any Information to the extent and for the duration required by any applicable law, and shall notify Adherex in writing before destroying such Information.

9.0	Warranties

9.1	OCT warrants to Adherex that the Services will be performed in accordance with the standard of care usually and reasonably expected in the performance of such services.

9.2
Adherex warrants that it is the legal and beneficial owner and has full title and interest in the Protocol and to the Materials, or is otherwise licensed to use the Protocol and Materials, and that OCT’s performance of its obligations under this Agreement, provided they are undertaken in accordance with this Agreement and the Protocol and OCT’s use or possession of the Materials for the purposes of this Agreement will not infringe the rights (including the Intellectual Property Rights) of any third party.

OCT:_________
Page 6 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010
10.0	Liabilities and Indemnities

10.1
Subject to the provisions of clause 10.3 below, Adherex shall fully indemnify and keep indemnified, OCT against any and all claims, liability, losses, damage, costs and/or expenses of any nature (including, without limitation, legal costs and expenses) incurred or suffered by OCT which arise directly out of any allegation or claim that performance of the Services in accordance with the terms of this Agreement by OCT constitutes infringement of any third party Intellectual Property Rights (“IP Claims”).

10.2
Subject to the provisions of clause 10.3 below, Adherex shall indemnify and hold OCT harmless from any third party liability, expenses, costs (including legal costs), suffered or incurred in connection with any claim, suit or proceeding brought against OCT so far as it is based on a claim for personal injury suffered by patients and directly resulting from the performance of the Services (“Injury Claims”).

10.3	The indemnities set out in Clauses 10.1 and 10.2 above shall only apply provided that:

the Services are, at all times, conducted strictly according to the Protocol and any written instructions delivered by Adherex concerning the administration of the Materials;

the IP Claims and/or Injury Claims do not arise from or are contributed to by the negligence, willful default or breach of the terms of this Agreement by OCT, its Affiliates, their representatives or any subcontractors;

Adherex is promptly notified in writing of any matter which may give rise to an IP Claim or an Injury Claim to which these indemnities may apply no later than 10 business days after OCT becomes aware of any such matters.

10.4
OCT shall cooperate with Adherex and its legal representatives in the investigation and defense of any IP Claim or Injury Claim under this MSA. In the event an IP Claim or Injury Claim is asserted, OCT may elect to choose counsel independent from that representing Adherex, in which case Adherex shall be responsible to reimburse to OCT any costs and expenses associated with the IP Claim or Injury Claim including, but not limited to, legal costs, expert fees and all related costs.

10.5
OCT shall indemnify and hold harmless Adherex as a result of a claim or claims arising from any negligent act, error or omission committed by OCT or by an employee of OCT or any person or organization acting on behalf of OCT, when so acting, in the course of services or contractual obligations undertaken by OCT.

11.0	Confidential Information

In regard to the Confidential Information the Parties shall bear the responsibility expressly set forth in the Confidentiality and Non-disclosure Agreement executed by the Parties.

The obligations set out in this clause 11 will survive the expiry or termination of this Agreement.

OCT:_________
Page 7 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

12.0	Medical and Regulatory

12.1
Both parties shall promptly notify the other party of any governmental regulatory inspections of which it becomes aware and which relate to the project. OCT by no means will limit the right of Adherex to be present at any such inspections. Adherex in accordance with this MSA may delegate OCT the responsibility for preparation of answers to all questions aroused during inspection. In such occasion Adherex will provide OCT with all information necessary to prepare such answers.

12.2
Adherex may designate representatives who shall, upon reasonable notice to OCT, have access to and shall be permitted to review all documents, information, data and/or Materials specifically related to the conduct of the clinical trial under this MSA.

13.0	Independent Contractor Status

13.1
It is understood and agreed that OCT is an independent contractor and will not have any rights to any of Adherex’s benefits. OCT agrees to make any payments or withholding required by the Inland Revenue, social security and any related statutes or regulations.

13.2	It is further understood that OCT is not an agent of Adherex and Adherex is not an agent of OCT and neither party is authorized to bind the other party with respect to any third party.

14.0	Conflicts of Interest

14.1
OCT represents that there is no conflict of interest between performance of this MSA and the performance of services by OCT for any other party. In the event that OCT believes that there is any such conflict, or any such conflict arises during the term of this MSA, OCT will immediately notify Adherex, which may, at its sole discretion, immediately terminate this Agreement without liability to OCT.

15.0	Force Majeure

15.1
Neither party shall be liable for delay in performing or failure to perform obligations under this Agreement if such delay or failure results from circumstances outside its reasonable control (“Force Majeure”). In such circumstances, the party affected by the event of Force Majeure shall promptly notify the other party of the Force Majeure and shall take all reasonable steps to mitigate its effects.

15.2
Subject to compliance with the provisions of clause 15.1 above, an incident of Force Majeure shall not constitute a breach of this MSA and the time for performance shall be extended accordingly; however, if it persists for more than 30 days:

a)	the parties may enter into discussions with a view to alleviating its effects and, if possible, agreeing on such alternative arrangements as may be reasonable in the circumstances; or

b)	the party not in default may immediately, on notice to the other party, terminate this MSA and the provisions of clause 8.0 shall apply.

16.0	Notices

16.1
Any notice will be in writing and will be given by registered mail, return receipt requested, or hand delivered to the other party at the address given on this agreement or to such other address as may be substituted by notice. If sent by mail, notice will be effective on the date of receipt. Other communication may be by a variety of means including telephone, fax, email, etc.

OCT:_________
Page 8 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

17.0	General Provisions

17.1
This Agreement and the obligations of the parties shall be governed by and construed in accordance with the governing law of USA. All controversies on this agreement should be solved under the jurisdiction of the New York City courts.

17.2
Neither party may subcontract or assign any of its obligations or rights under this MSA without the prior written consent of the other party, save that each Party may assign its rights and/or obligations hereunder to any of its Associated Companies. Save for such permitted assignees, no person who is not a party to this agreement shall be conferred any rights under it.

17.3	The headings in this Agreement are for reference purposes only; they will not affect the meaning or construction of the terms of this Agreement.

17.4	If any parts or part of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable.

17.5	Any action of any kind by either party arising out of this Agreement must be commenced within one (1) years from the date the right, claim, demand, or cause of action shall first arise.

17.6
This Agreement contains the complete and exclusive understanding of the parties with respect to the subject matter hereof. No waiver, alteration or modification of any of the provisions hereof will be binding unless in writing and signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Agreement.

17.7	This Agreement has been executed and signed in two counterparts, one for each Party. The counterparts have equal juridical force.

18.0	Exhibits

18.1	This MSA has the following exhibits attached hereto and incorporated herein:

1.	EXHIBIT 1. - PSA to MSA_ Adherex – OCT Group LLC dd. ____, 2010

19.0	Legal Address and Banking Details of the parties

20.1. OCT Legal Address and Banking Details

OCT Group, LLC
845 Third Avenue, 6th Floor,
New York, NY 10022, USA

20.2 Adherex Legal Address and Banking Details

Adherex, Inc.
501 Eastowne Drive, Suite 140
Chapel Hill, NC 27514, USA

OCT:_________
Page 9 of 10	Adherex: _________

MSA_ ___________ – OCT Group LLC dd. ____, 2010

Bank
Swift/Bic:
Iban:

Signatures of the Parties

OCT Group, LLC

Signature: /s/ Dimitry Sharov

Name: Dimitry Sharov

Title: President

Adherex

Signature: /s/ Rosty Raykov

Name: Rosty Raykov

Title: Chief Executive Officer

OCT:_________
Page 10 of 10	Adherex: _________